Exhibit 99.1

          SIGA Technologies, Inc. Signs Definitive Agreement to Acquire
                          Assets of Plexus Vaccine Inc.

    To Add Structural Biology, Immunological Bioinformatics Tools to Rapidly
           Design Synthetic Vaccines against Dangerous New Pathogens

New York, NY - May 15, 2003 -- SIGA Technologies (NASDAQ: SIGA and FRANKFURT:
SGW 919 473) announced today it has executed a definitive agreement to acquire substantially all of the assets of San Diego based Plexus Vaccine Inc, including the equity in Plexus's Danish subsidiary Plexus Denmark ApS. The acquisition is a strategic move for SIGA to broaden its biowarfare portfolio, and to build its capability for extremely rapid design and delivery of synthetic vaccines for dangerous new pathogens. Combined, SIGA and Plexus have the potential for becoming a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA plans to incorporate structural biology capabilities from the Plexus group in California and immunological bioinformatics expertise from researchers in Denmark, while maintaining its research and development center in Corvallis, OR. The combined resources should accelerate the development of new, broadly protective synthetic vaccines against emerging or maliciously engineered pathogens such as SARS and drug-resistant biowarfare agents, and lead to vaccines with improved safety profiles for such pathogens as smallpox. The consummation is subject to customary closing conditions and is anticipated to close in the second quarter of 2003.

The successful acquisition will allow SIGA to balance its approach to infectious pathogens, with significant strength in both vaccines and anti-infective drugs. Dennis E. Hruby, Chief Scientific Officer of SIGA stated: "The addition of Plexus programs and personnel provides exciting new platform technology for antigen discovery and rational vaccine design and delivery. We will be able to expedite testing and delivery of vaccines to the marketplace, with a strong portfolio in the area of biowarfare defense".

Susan Burgess, PhD, President and CEO of Plexus Vaccine will, upon consummation of the acquisition, be named as President of SIGA. She states that "in addition to expertise in the design and delivery of vaccines for cellular immunity and mucosal immunity, both companies have a targeted interest in counteracting virulence factors, and in finding novel ways to avoid resistance mechanisms and genetic variance. We believe this is the future in the fight against dangerous pathogens. Our increased critical mass may help us accelerate the drive to commercial products. We intend to have a real impact on world health."

                                     -more-

Plexus Denmark ApS, Plexus's Danish subsidiary to be acquired by SIGA, will work with research teams headed by Soeren Brunak of the Technical University of Denmark, and with Soeren Buus of the University of Copenhagen, in immunological bioinformatics and the computational prediction and experimental validation of key antigenic elements of pathogens.

SIGA has been utilizing its proprietary vaccine delivery system for smallpox and chlamydia, while Plexus targets bacterial toxins such as those expressed by anthrax and plague. These prototype vaccine and drug developments have already been formulated and are currently entering animal testing, with the expectation for accelerated product development enabled by the Federal Drug and Administration legislation regarding Biowarfare products passed June 30, 2002. SIGA believes that the combination of the two company's technology platforms should provide SIGA with the ability to attack additional vaccine and drug targets as well as improving the vaccines and drugs they currently have in development. This acquisition will provide SIGA new delivery platforms, increase critical mass of the research team, and accelerate developmental timelines.

About SIGA Technologies, Inc.

SIGA Technologies (www.siga.com) is applying bacterial genomics in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. With broad technology platforms in both vaccines and anti-infectives, SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria. SIGA's vaccine and drugs and anti-infective platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. SIGA is leveraging these platforms through multiple strategic partners, including Wyeth-Ayerst Laboratories (the pharmaceutical division of American Home Products) and the National Institutes of Health.

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of SIGA's technologies under development and to be acquired, are not guarantees of future performance. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors which may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to SIGA or its collaborators do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market products tested in such trials.

More detailed information about SIGA and the factors discussed above is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in other documents that SIGA has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents free of charge at the Commission's Web site at www.sec.gov. Those documents may also be obtained free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise. For more information about SIGA, please visit the Company's Web site, www.siga.com.


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